Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to Registration Statement on Form F-1 of our report dated February 17, 2005 except for Notes 8A(2) and 15 as to which the date is December 6, 2005) relating to the financial statements of Scopus Video Networks Ltd. (formerly Scopus Network Technologies Ltd.) appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the headings "Selected Consolidated Financial Data" and "Experts" in such Prospectus.

/S/ Brightman Almagor & Co.
Certified Public Accountants
A member firm of Deloitte Touche Tohmatsu

Tel Aviv, Israel
December 8, 2005